UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING


[ ] Form 1O-K  [ ] Form 20-F  [ ] Form 11-K [X] Form 10-Q
[ ] Form N-SAR [ ] Form N-CSR

        For Period Ended September 30, 2004

        Transition Report on Form 10-K  [ ]
        Transition Report on Form 20-F  [ ]
        Transition Report on Form 11-K  [ ]
        Transition Report on Form 10-Q  [ ]
        Transition Report on Form N-SAR [ ]

          For the Transition Period Ended:____________________________

Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_________________________


                         PART I - REGISTRANT INFORMATION

P.D.C. INNOVATIVE INDUSTRIES, INC.
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Full Name of Registrant

Former Name if Applicable:
501 SOUTH DAKOTA AVENUE, SUITE 1
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Address of Principal Executive Office (Street and Number)

TAMPA, FLORIDA 33606
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City, State and Zip Code

                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 1O-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof could not be filed within the prescribed time period.

         The Form 10-QSB for the quarter ended September 30, 2004 could not be filed within the prescribed time period due to additional time required to prepare and complete such document.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

JAY OSTROW, CHIEF FINANCIAL OFFICER, (813) 258-0606
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(Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

[ ] Yes [X] No

Form 8-K/A to Form 8-K filed with the Securities and Exchange Commission on March 2, 2004.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[ ] Yes [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: November 12, 2004                 By: /s/ Paul Smith
                                        ---------------------
                                        Paul Smith, President